Atkore International Group Inc. Names Mike Schrock as Chairman and Elects Betty Johnson as New Director

Harvey, Illinois - August 3, 2018 - Atkore International Group Inc. (the “Company”) (NYSE: ATKR), a leading manufacturer of Electrical Raceway products primarily for the non-residential construction and renovation markets, today announced that the Company’s Board of Directors (the “Board”) has elected Mr. Michael V. Schrock as the new Chairman of the Board and appointed Ms. Betty R. Johnson as a new director.

Effective August 1, 2018, Mr. Schrock succeeded Mr. Philip Knisely, who officially resigned from Atkore’s Board after serving as the Company’s Chairman since December 2010, when the private equity firm Clayton, Dublier & Rice, LLC (CD&R) assumed a majority stake in the Company. Mr. Knisely is an operating advisor to Clayton, Dubilier & Rice and the firm sold its last remaining shares in the Company in May 2018.

“On behalf of the Board of Directors, I want to thank Phil for his support and guidance to Atkore over the years,” said John Williamson, president and chief executive officer of Atkore International and a member of the Company’s Board. “His leadership and business direction were instrumental as we transitioned to a publicly-held company that delivers a customer-focused experience, strong business performance, and brings value to our shareholders.”

“The Board also looks forward to Mike Schrock serving as the new Chairman of the Board,” added Williamson. “Mike brings extensive industry experience and strong business acumen that will help Atkore continue its growth momentum.”

Ms. Johnson was elected a class 1 director of the Company effective August 1, 2018. With the election of Ms. Johnson, Atkore’s Board now consists of nine members, eight of whom are independent.

“Betty is an operationally focused leader with proven results at both private and publicly held companies,” remarked Mike Schrock, Chairman of the Board. “Her experience in the electrical industry combined with her unique blend of corporate, public accounting and Board-level experience will be advantageous to Atkore achieving its strategic objectives.”

Additionally, Mr. Nathan Sleeper resigned from Atkore’s Board after serving since 2010 when CD&R assumed a majority stake in the Company. Mr. Sleeper remains a partner at Clayton, Dubilier & Rice.

About Michael Schrock

Mr. Schrock is a senior operating advisor of Oak Hill Capital Partners. He retired in 2013 from Pentair LLC, a global water, fluid, thermal management, and equipment protection company. Mr. Schrock began his Pentair career in 1998, where he most recently served as President and Chief Operating Officer, beginning in 2006. His other roles at Pentair included President of Water Technologies Americas and President of the Pump and Pool Group and President and COO of Pentair Technical Products. Prior to joining Pentair, Mr. Schrock held numerous senior leadership positions at Honeywell International Inc. He currently serves on the boards of Berlin Packaging, MTS Corporation, and Plexus Corporation, as well as serving on the Board of Governors of the St. Thomas School of Engineering. Mr. Schrock earned a B.S. from Bradley University and an M.B.A. from the Kellogg School at Northwestern University.

About Betty Johnson

Ms. Johnson is the Senior Vice President, Chief Financial Officer and Treasurer of MYR Group Inc., a publicly traded, North American electrical contractor specializing in transmission, distribution, substation, commercial and industrial construction. Prior to MYR Group, Ms. Johnson held various executive positions within manufacturing and construction industries, including chief financial officer roles at Faith Technologies, Inc., Sloan Valve Company, and Block and Company, Inc. In addition, Ms. Johnson has eleven years of audit experience for construction, financial services, and manufacture and distribution industries during her tenure at Deloitte and Touche. Ms. Johnson previously served on the MYR Group board of directors from 2007 to 2015 before joining the company’s executive leadership team. Ms. Johnson earned a bachelor’s degree in business administration from Loyola University, Chicago and is a certified public accountant.

About Atkore International Group Inc.

Atkore International Group Inc. is a leading manufacturer of Electrical Raceway products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets. The company manufactures a broad range of end-to-end integrated products and solutions that are critical to its customers’ businesses and employs approximately 3,600 people at 58 manufacturing and distribution facilities worldwide. The company is headquartered in Harvey, Illinois.

Atkore International Group Inc. Contact
Lisa Winter
708-225-2453
LWinter@atkore.com